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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

       AGREEMENT made as of April 10, 1995, between Calypte Biomedical Corporation, a California corporation with its principal office at 1440 Fourth Street Berkeley, California, 94710 (the "Company") and Jack Davis, whose residence is 31 Hemlock Ridge Road, Weston, CT (the "Executive").

                                   WITNESSETH

       WHEREAS, the Company desires to induce the Executive to join the Company as its President, Chief Operating Officer, a member of the Board of Directors, and eventually as its Chief Executive Officer; and

       WHEREAS, Executive desires to accept such employment with the Company upon and subject to the terms herein provided.

       NOW, THEREFORE, in consideration of the premises and the mutual agreements and undertakings herein set forth, the parties hereto covenant and agree as follows:

          Section 1. Term. Executive's employment shall begin May 1, 1995. Unless terminated as provided in Section 11, this Agreement shall continue until December 31, 1996 and shall automatically renew, annually, unless either party gives notice of intention not to renew at least three (3) months prior to the end of each calendar year.

       Section 2. Compensation. The Company will pay Executive for his services during the term of his employment hereunder at an initial annual rate of One Hundred Eighty Five Thousand Dollars ($185,000) payable in accordance with normal Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. The Executive's salary shall be adjusted in accordance with normal merit increases consistent with Company's policy with regard to senior management.
In addition, this base salary shall be increased to One Hundred and Ninety Five Thousand Dollars ($195,000) upon the Executive's appointment as CEO of the Company. Executive shall also be eligible to receive an annual bonus for the successful completion of objectives to be mutually agreed upon between the Executive and the Board of Directors of the Company. This bonus amount shall not exceed Twenty Five Thousand Dollars ($25,000) during 1995. Beginning in 1996, the maximum bonus amount shall be increased to Thirty Five Thousand Dollars ($35,000).

          Section 3. Office and Duties. Executive shall initially have the duties of President and Chief Operating Officer. Executive shall have the responsibility, subject to the Chief Executive Officer, for overseeing the operational activities of the Company. In accordance with the timetable set forth in the Letter of Understanding dated April 10, 1995 (attached hereto as Exhibit A) the Executive shall be appointed to the position of Chief Executive Officer. In this capacity, Executive will report to the Company's Board of Directors. Executive covenants and agrees that during the

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term of this agreement he will devote all of his working time, attention, and efforts to the performance of his duties hereunder and will not engage in any other employment or business activities, other than serving on the boards of directors of other entities, without the approval of the Board of Directors of the Company.

       Section 4. Expenses. Executive shall be entitled to reimbursement for business expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefore in accordance with such procedures as the Company has heretofore or may hereafter establish.

       Section 5. Moving Expenses. Executive shall be reimbursed for actual out-of-pocket moving expenses in connection with the relocation of the Executive and his family. Such expenses shall include all costs associated with the sale of the Executive's residence in Connecticut, including real estate commissions, closings costs and legal fees as well as costs associated with the purchase of a residence in California such a mortgage points, loan fees, and legal fees; provided however, that the total amount of such expenses paid by the Company shall not exceed $75,000. In addition, the Executive shall receive reimbursement for temporary living expenses, if needed, not to exceed $1,000 per month for up to 9 months.

       Section 6. Car Allowance. Executive shall receive a car allowance of $375 per month and reimbursement of all operating expenses, maintenance, license fees, and insurance.

       Section 7. Vacation During Employment. Executive shall be entitled to such reasonable vacation as may be allowed by the Company in accordance with general practices the Company has heretofore or may hereafter establish, but in any event not less than four (4) weeks during each twelve (12) month period. Unused vacation will accrue to the benefit of the Executive but in no case shall exceed Eight (8) weeks.

       Section 8. Additional Benefits. To the extent he is otherwise eligible, Executive and his qualified dependents shall be entitled to participate in all group insurance programs, retirement plans, profit sharing plans or other fringe benefit plans which the Company in its sole and absolute discretion makes available generally to its employees, provided, however, nothing herein shall require the Company to establish or maintain any such program or plan.

       Section 9. Equity Ownership. Executive shall be granted options to purchase 320,000 shares of common stock at $.50 per share under the terms and conditions of the Company's 1991 Stock Option Plan (attached hereto as Exhibit
B). Vesting of such options shall cease in the event the Executive's employment is terminated subject to Section 11. In the event that there is a Change in Control, then any unvested options shall become fully vested. Change of Control is hereby defined as sale or merger of the Company in which more than 50% of the voting securities are in control of the acquiring or surviving entity.

       Section 10. Severance Pay. In the event that the employment of the Executive is terminated by the Company pursuant to Section 11 (c), the Company shall continue to pay Executive compensation in accordance with the provisions of Section 1 at the then established base salary for a period of twelve (12) months during the first year of employment, nine (9) months during the second year of employment, and six (6) months during each year thereafter.

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         Section 11. Termination of Employment.  Notwithstanding any other provision of this Agreement:

         (a) Death. Executive's employment shall terminate immediately in the event of Executive death during the term of his employment, in which event this Agreement shall terminate without further obligation to the Executive's legal representative under this Agreement other than those obligations accrued hereunder as of the date of his death.

         (b) Disability. The Company may terminate this Agreement after having established the Executive's Disability, by giving the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, the term "Disability" shall mean an injury or illness which prevents the Executive from substantially performing the duties and responsibilities for a period of 120 days.

         (c) Involuntary Termination. With the unanimous vote of the Board of Directors (excluding the Executive), the Company may terminate the Executive's Employment at any time during the term of this Agreement. In the event that the Employment of the Executive is terminated by the Company, the Company shall continue to pay Executive compensation in accordance with the provisions of Section 10.

         (d) Voluntary Termination. The Executive may voluntarily terminate his employment at any time, in which event he shall receive no severance pay other than accrued salary, vacation and any other such compensation, if any, which is applicable and is generally required to be paid to a terminating employee.

         (e) For Cause. The Company may terminate the Executive for Cause. If terminated for Cause, the Company shall pay Executive his base salary through the date of termination. In addition, the vesting of stock options shall cease as of the date of termination and the Company shall have no further obligations to the Executive. The term "Cause" shall mean 1) acts of dishonesty or misconduct, 2) repeated violations of Company policies, or 3) failure to perform his duties following a written warning from the Board of Directors, or 4) breach of any term of this Agreement.

         Section 12. Non-Competition and Confidentiality Agreement. Concurrently with the execution hereof, Executive shall execute and deliver a Non-Competition, Confidentiality and Invention Assignment Agreement (attached hereto as Exhibit C).

         Section 13. No Conflict. Executive represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his said employment.

         Section 14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         Section 15. Approval by the Board of Directors. This Agreement must be approved by the Board of Directors of the Company prior to its becoming effective.

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IN WITNESS WHEREOF, the parties have executed or caused to be executed this
Agreement as of the date first above written.


         Executive                       Calypte Biomedical Corporation




       By: /s/ Jack Davis                By: /s/ William A. Boeger
           -------------------------         ----------------------------
           Jack Davis                        William A. Boeger





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